UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2013

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL	32821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2013, the Board of Directors (the “Board”) of Marriott Vacations Worldwide Corporation (the “Company”), upon recommendation of the Board’s Nominating and Corporate Governance Committee, increased the size of the Board to nine members and appointed C. E. Andrews and Dianna F. Morgan to the Board. The Board designated Ms. Morgan as a Class I director whose term will expire at the 2013 annual meeting of stockholders, and Mr. Andrews as a Class II director whose term will expire at the 2014 annual meeting of stockholders. Mr. Andrews and Ms. Morgan will receive compensation as non-employee directors in accordance with the Company’s standard non-employee director compensation practices.

Mr. Andrews was appointed to the Audit Committee and the Nominating and Corporate Governance Committee and Ms. Morgan to the Compensation Policy Committee and the Nominating and Corporate Governance Committee, where they will replace Raymond L. Gellein, Jr., who has stepped down from these committees. Melquaides R. Martinez, who has served as a member of the Board and of the Nominating and Corporate Governance Committee since November 2011, has replaced Mr. Gellein as Chair of that committee and as Lead Independent Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: April 5, 2013	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer